Exhibit 99.1
BioTime, Inc.	1301 Harbor Bay Parkway
Alameda, CA 94502
Tel: 510-521-3390
Fax: 510-521-3389
www.biotimeinc.com

BioTime, Inc. and Embryome Sciences, Inc. Sign Agreement with
 International Stem Cell Corporation to Provide Unique Human
 Stem Cell Lines for Research Use

ALAMEDA, CA, June 25, 2008 – BioTime, Inc., (OTCBB: BTIM) and BioTime’s wholly-owned subsidiary Embryome Sciences, Inc., have signed a manufacturing and distribution agreement with International Stem Cell Corporation (OTCBB: ISCO) through its wholly-owned subsidiary Lifeline Cell Technology (Lifeline) to jointly produce and distribute hundreds of new standardized human and animal stem cell lines, along with corresponding data and reagents.  The mutual goal is to provide the “picks and shovels” for scientists mining the stem cell field for therapeutics in the emerging field of regenerative medicine and pharmaceutical drug discovery.

These unique stem cell lines (called “progenitor” cell lines) possess the potential to expand and become specific types of tissues and cells such as heart, skeletal muscle, bone, retinal, nerve, pancreas and others – all necessary to study various human diseases where regenerative medicine shows great promise.

“There is a large opportunity in providing high quality progenitor cell lines and other basic research tools for use in stem cell research and drug discovery, especially since $3 billion in research funds for California’s Proposition 71 are now becoming available.  International Stem Cell’s and BioTime’s combined strengths and technologies, and our ability to move quickly put us in an excellent position in this emerging market.” said Jeffrey Janus, President of International Stem Cell and CEO of Lifeline.  “We are fortunate to work with Dr. Michael West, CEO of BioTime and Embryome Sciences.  Dr. West has established the field of “embryomics” which is the science of characterizing all of the complex cell types that can be derived from human embryonic stem (hES) cells. Dr. West’s expertise, along with International Stem Cell’s experience in manufacturing standardized human cells and reagents is a spectacular opportunity to become a leading provider of the next generation of tools for stem cell research.”

According to Dr. West, “While many have focused on the therapeutic opportunities of hES cells, and the generous $3 billion of funding provided by the State of California to fund this research, we believe that the greatest rate of return on investment may be in commercializing research products.  We intend to win the race to profitability in this important field of medicine.”

Under the collaborative production and manufacturing agreement, the parties intend to manufacture ESpyTM cell lines (derivatives of hES cells that send beacons of light in response to the activation of particular genes), as well as a host of supplies scientists will utilize in the field of stem cell research.  The progenitor cell lines will be produced and distributed in joint efforts utilizing Embryome Sciences’ proprietary “Embryomics™” technology, International Stem Cell’s proprietary parthenogenetic stem cell lines derived from unfertilized human eggs and technology and approved hES cell lines licensed from the Wisconsin Alumni Research Foundation (WARF).  Data on these lines will be presented on Embryome Sciences’ future Embryome.com online database.  International Stem Cell will contribute its manufacturing and quality control expertise backed by a staff with over 150 years of experience in the field.

Embryome Sciences also plans to develop and market other products for use by stem cell researchers, including growth and differentiation factors that can permit researches to manufacture specific cell types from embryonic stem cells, and purification tools useful to researchers in quality control of products for regenerative medicine.  In addition to its own products, Embryome Sciences plans to market with Lifeline proprietary cell growth media optimized for the growth of human embryonic progenitor cells, as a product line called ESpanTM.

About BioTime, Inc. (BTIM.OB):

BioTime, headquartered in Alameda, California, develops blood plasma volume expanders, blood replacement solutions for hypothermic (low temperature) surgery, organ preservation solutions, and technology for use in surgery, emergency trauma treatment and other applications. BioTime's lead product Hextend is manufactured and distributed in the U.S. by Hospira, Inc. and in South Korea by CJ Corp. under exclusive licensing agreements. BioTime has recently entered the field of regenerative medicine through its wholly owned subsidiary Embryome Sciences, Inc. where it plans to develop new medical and research products using embryonic stem cell technology. Additional information about BioTime can be found on the web at www.biotimeinc.com.  Hextend®, PentaLyte®, HetaCool®, EmbryomicsTM, ESpyTM, and ESpanTM are trademarks of BioTime, Inc.

About International Stem Cell Corporation (ISCO.OB):

International Stem Cell Corporation (ISCO) is a California biotechnology company focused on developing therapeutic and research products. ISCO’s technology, Parthenogenesis, results in the creation of pluripotent human stem cell lines from unfertilized human eggs.  ISCO scientists also have created the first Parthenogenetic homozygous stem cell line (phSC-Hhom-4) that can be a source of therapeutic cells that will not be immune rejected after transplantation into millions of individuals of differing sexes, ages and racial groups. These advancements offer the potential to create the first true “Stem Cell Bank” and address ethical issues by eliminating the need to use or destroy fertilized embryos. ISCO also produces and markets specialized cells and growth media worldwide for therapeutic research through its subsidiary Lifeline Cell Technology. For more information, visit the ISCO website at: www.internationalstemcell.com.

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Forward-Looking Statements

Statements pertaining to future financial and/or operating results, future growth in research, technology, clinical development and potential opportunities for the company and its subsidiary, along with other statements about the future expectations, beliefs, goals, plans, or prospects expressed by management constitute forward-looking statements. Any statements that are not historical fact (including, but not limited to statements that contain words such as “will,” “believes,” “plans,” “anticipates,” “expects,” “estimates,”) should also be considered to be forward-looking statements. Forward-looking statements involve risks and uncertainties, including, without limitation, risks inherent in the development and/or commercialization of potential products, uncertainty in the results of clinical trials or regulatory approvals, need and ability to obtain future capital, and maintenance of intellectual property rights. Actual results may differ materially from the results anticipated in these forward-looking statements and as such should be evaluated together with the many uncertainties that affect the company's business, particularly those mentioned in the cautionary statements found in the company's Securities and Exchange Commission filings. The company disclaims any intent or obligation to update these forward-looking statements.

Contact:
BioTime, Inc.

Judith Segall
jsegall@biotimemail.com
510-521-3390

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